Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to the Registration Statement No. 333-173505 of YCC Holdings LLC on Form S-4 of our report dated April 14, 2011 (June 10, 2011 as to Notes 19 and 23) related to the consolidated financial statements of YCC Holdings LLC and subsidiaries as of January 1, 2011 and January 2, 2010 and for each of the three years in the period ended January 1, 2011, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Hartford, CT

July 27, 2011